Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of ReTo Eco Solutions Inc., of our report dated May 14, 2021, with respect to the consolidated balance sheets of ReTo Eco Solutions Inc., and its subsidiaries as of December 31, 2020, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for the year ended December 31, 2020, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ YCM CPA, Inc.

Irvine, California
July 20, 2021